Exhibit 3.3

Execution Version

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DCP MIDSTREAM GP, LLC

October 16, 2023

-ii-

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

DCP MIDSTREAM GP, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF DCP MIDSTREAM GP, LLC, dated as of October 16, 2023 (the “Effective Date”), is adopted, executed and agreed to by DCP Midstream, LLC, a Delaware limited liability company (“DCP Midstream”), as the sole Member.

RECITALS

WHEREAS, DCP Midstream formed the Company on August 5, 2005 as its sole member;

WHEREAS, DCP Midstream entered into the Limited Liability Company Agreement of DCP Midstream GP, LLC on August 5, 2005 (the “Original Agreement”);

WHEREAS, DCP Midstream amended and restated the Original Agreement in its entirety on December 7, 2005 by entering into the Amended and Restated Limited Liability Company Agreement of DCP Midstream GP, LLC, which was subsequently amended by DCP Midstream on January 20, 2009, February 14, 2013, November 6, 2013, December 30, 2016 and December 8, 2022 (as so amended, the “First Amended and Restated Agreement”);

WHEREAS, DCP Midstream desires to amend and restate the First Amended and Restated Agreement in its entirety pursuant to this Agreement;

WHEREAS, the amendment and restatement of the First Amended and Restated Agreement pursuant to this Agreement has received Special Approval of the Conflicts Committee (as each such term is defined in the First Amended and Restated Agreement); and

NOW, THEREFORE, the First Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. Each capitalized term used herein shall have the meaning given such term in Exhibit A.

Section 1.2 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law; (d) the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation” and are terms of illustration and not of limitation; (e) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (f) the singular form of words used in this Agreement shall include the plural and vice versa; and (g) references to any Person shall include such Person’s successors and permitted assigns. Neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Organizational Certificate”) on August 5, 2005 with the Secretary of State of the State of Delaware under and pursuant to the Delaware Act.

Section 2.2 Name. The name of the Company is “DCP Midstream GP, LLC” and all Company business must be conducted in that name or such other names that comply with law as the Board of Directors may select.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Delaware Act to be maintained in the State of Delaware shall be the office of the registered agent for service of process named in the Organizational Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate in the manner provided by law. The registered agent for service of process of the Company in the State of Delaware shall be the registered agent for service of process named in the Organizational Certificate or such other Person or Persons as the Board of Directors may designate in the manner provided by law. The principal office of the Company shall be at such a place as the Board of Directors may from time to time designate, which need not be in the State of Delaware. The Company may have such other offices as the Board of Directors may designate.

Section 2.4 Purpose; Powers. The purpose of the Company is the transaction of any or all lawful business for which limited liability companies may be organized under the Delaware Act. The Company shall have all lawful powers and privileges as are necessary, customary, convenient or incidental to the Company’s purpose as set forth in the foregoing sentence.

Section 2.5 Term. The period of existence of the Company commenced on August 5, 2005 and shall continue until such time as a certificate of cancellation is filed in accordance with Section 10.2.

Section 2.6 No State-Law Partnership; Withdrawal. It is the intent that the Company shall be a limited liability company formed under the laws of the State of Delaware and shall not be a partnership or joint venture, and that the Members not be partners or joint venturers of any other party for any purpose other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. A Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Member shall be liable to the Company and its Affiliates for all monetary damages suffered by them as a result of such Withdrawal; and (b) such Member shall not have any rights under Section 18-604 of the Delaware Act. In no event shall the Company have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.

ARTICLE III

MATTERS RELATING TO MEMBERS

Section 3.1 Members. DCP Midstream is the sole Member as of the Effective Date. Additional Persons may be admitted as Members, and additional Membership Interests may be issued, on such terms and conditions as the Members may determine from time to time. The terms of admission or issuance may provide for the creation of different classes or groups of Members having different rights, powers and obligations. The creation of any new class or group of Members approved as required herein may be reflected in an amendment to this Agreement executed in accordance with Section 11.4 indicating the different rights, powers and obligations thereof. Any such admission is effective only after the new Member has executed and delivered to the Company an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it.

Section 3.2 Member Register. The Board of Directors shall maintain or cause to be maintained, at the principal office of the Company, a register listing all of the Members, their respective notice addresses and the Membership Interests held by them (the “Member Register”). The Board of Directors shall update the Member Register from time to time to reflect any change in the membership of the Company, including any change to the Membership Interests held by any Member resulting from any assignment or issuance of Membership Interests effected in accordance with this Agreement, as well as any change to the notice information of any Member. The Member Register as of the Effective Date is attached hereto as Schedule I. From and after the Effective Date, the Member Register may, but need not, be attached to this Agreement. The Member Register shall be the official list of Members, their respective notice addresses and the Membership Interests held by them for all purposes of this Agreement.

Section 3.3 No Personal Liability. No Member or beneficial owner of any Membership Interest shall be liable for the debts, obligations or liabilities of the Company.

Section 3.4 Meetings. A meeting of the Members may be called by any Member upon written notice to the other Members. Any such notice, or waiver thereof, need not state the purpose of such meeting, except as may otherwise be required by law. Attendance of a Member at a meeting (including pursuant to the last sentence of this Section 3.4) shall constitute a waiver of notice of such meeting. Members may participate in and hold any meeting of the Members by means of conference telephone, video conference or similar communications equipment by means of which each person participating in the meeting can hear one another and participation in such meetings shall constitute presence in person.

Section 3.5 Quorum; Voting. The presence at any meeting of Members owning a Majority Interest shall constitute a quorum at such meeting for the transaction of business. The affirmative vote of Members owning a Majority Interest at a meeting duly called in accordance with Section 3.4 at which a quorum is present shall constitute an act of the Members.

Section 3.6 Action by Written Consent. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by Members in the number as would have been required to take such action at a meeting of the Members.

Section 3.7 Assignment of Membership Interests. A Member may assign in whole or in part its Membership Interests. Any such assignee shall have the right to be admitted to the Company as a Member, with respect to the Membership Interests so transferred to such assignee, if the Member assigning its Membership Interest has granted the assignee either (a) all, but not less than all, of such assignor’s Membership Interests or (b) the express right to be so admitted. Any assignee that has the right to be admitted as a Member pursuant to the foregoing sentence shall be so admitted upon such assignee’s execution and delivery to the Company of an instrument containing the notice information of the assignee and the assignee’s ratification of this Agreement and agreement to be bound to it. No assignment or other disposition of Membership Interests shall effect a release of the disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to such assignment or other disposition.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1 Capital Contributions. In exchange for its Membership Interest, DCP Midstream has made certain Capital Contributions.

Section 4.2 Loans. If the Company does not have sufficient cash to pay its obligations, any Member that may agree to do so may advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.2 will constitute a loan from the Member to the Company and may bear interest at a rate approved by the Board of Directors, from the date of advancement until the date of payment in full, and will not constitute a Capital Contribution.

Section 4.3 Return of Contributions. Except as provided in Article X, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

Section 5.1 Distributions. Subject to Article X, all distributions by the Company shall be made to the Members at such times and in such amounts as the Board of Directors may determine. All distributions shall be made to the Members in proportion to their respective Percentage Interests.

Section 5.2 Allocations of Profits and Losses. The Company’s profits and losses shall be allocated to the Members in proportion to their respective Percentage Interests.

ARTICLE VI

MANAGEMENT

Section 6.1 Management by Board of Directors.

(a) Except for powers reserved to the Members pursuant to this Agreement or the Delaware Act, all management powers over the business and affairs of the Company shall be exclusively vested in a Board of Directors (the “Board of Directors”). The Directors shall each constitute a “manager” of the Company within the meaning of the Delaware Act, except that a Director may not individually bind the Company unless acting within the scope of authority conferred on such Director by the Board of Directors. Except as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

(b) In addition to the powers and authorities conferred on the Board of Directors by this Agreement, the Board of Directors shall have full power and authority to do all such acts and things as are not restricted by this Agreement, the Delaware Act or applicable law.

Section 6.2 Number; Qualification. The Board of Directors shall consist of such number of Directors as may be fixed by the Members from time to time. Each Director shall be appointed by the Members.

Section 6.3 Term; Resignation; Vacancies; Removal. Each Director shall hold office until his or her successor is appointed and qualified or until his or her earlier resignation or removal. Any Director may resign at any time upon written notice to the Board of Directors or the Members. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by the Members. Any Director may be removed, with or without cause, by the Members at any time, and any vacancy in the Board of Directors caused by any such removal shall be filled by the Members.

Section 6.4 Voting; Quorum. Each member of the Board of Directors shall have one vote on any matter submitted to the Board of Directors or any committee thereof. The presence at a meeting of the Board of Directors or any committee thereof of a majority of the members of the Board of Directors or such committee thereof shall constitute a quorum at such meeting for the transaction of business. The affirmative vote of a majority of the members of the Board of Directors or any committee thereof present at a meeting of the Board of Directors or such committee thereof duly called in accordance with Section 6.5 at which a quorum is present shall be deemed to constitute an act of the Board of Directors or such committee thereof.

Section 6.5 Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors or meetings of any committee thereof may be called by written request authorized by any member of the Board of Directors or a committee thereof on at least 48 hours prior written notice to the other members of the Board of Directors or such committee. Any such notice, or waiver thereof, need not state the purpose of such meeting, except as may otherwise be required by law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 6.5) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Directors may participate in and hold any meeting of the Board of Directors or any committee thereof by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

Section 6.6 Action by Written Consent. Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by Directors in the number as would have been required to take such action at a meeting of the Board of Directors or such committee thereof.

Section 6.7 Committees. The Board of Directors may establish committees of the Board of Directors and may delegate any of its power and authority to any such committee. Except as may otherwise be determined by the Board of Directors, the rules and procedures governing any committee of the Board of Directors shall be the same as those governing the full Board of Directors. The Board of Directors may dissolve any committee or remove any member of any committee at any time for any reason.

Section 6.8 Officers. The Board of Directors may from time to time delegate any of its power and authority to one or more Officers. The Officers shall not constitute “managers” of the Company within the meaning of the Delaware Act. Any individual appointed as an Officer shall serve at the pleasure of the Board of Directors and shall have such title, authorities and responsibilities as may be designated by the Board of Directors from time to time. Subject to any designation by the Board of Directors, each Officer shall have such authorities and responsibilities as generally pertain to the offices held by such Officer. Each Officer shall hold office until his or her successor is appointed or until his or her resignation or removal. An Officer may resign at any time by delivering written notice to the Board of Directors, such resignation to be effective upon receipt thereof unless otherwise specified therein.

ARTICLE VII

INDEMNIFICATION, LIMITATION OF LIABILITY, OUTSIDE ACTIVITIES AND

ELIMINATION OF FIDUCIARY DUTIES

Section 7.1 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts (“Losses”) arising from or related to any act or omission performed or omitted by such Indemnitee on behalf of any Group Member, except that: (i) no Indemnitee shall be entitled to indemnification pursuant to this Section 7.1 in respect of any Losses resulting from such Indemnitee’s fraud or willful misconduct and (ii) no Indemnitee that is a Member shall be entitled to indemnification pursuant to this Section 7.1 by reason of such Indemnitee’s breach of this Agreement, in each case, as established by a non-appealable court order, judgment, decree or decision.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.1.

(c) The indemnification provided by this Section 7.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance, on behalf of the Company, its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.1, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan.

(f) Any indemnification or advancement of expenses under this Section 7.1 shall be provided solely out of and to the extent of the assets of the Company and in no event shall the Company or any Member be personally liable for such indemnification or have any obligation to contribute or loan any monies or property to the Company to enable it to provide such indemnification.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.1 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.1 or any provision hereof shall in any manner terminate, reduce, or impair the right of any past, present, or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.2 Liability of Indemnitees. No Indemnitee shall be liable to any Group Member, any Member or any other Person that acquires an interest in any Membership Interest for any Losses incurred by reason of any act or omission performed or omitted by such Indemnitee on behalf of any Group Member, except that (i) an Indemnitee shall be liable for any such Losses incurred by reason of such Indemnitee’s fraud or willful misconduct and (ii) an Indemnitee that is a Member shall be liable for any such Losses incurred by reason of such Indemnitee’s breach of this Agreement, in each case, as established by a non-appealable court order, judgment, decree or decision.

Section 7.3 Outside Activities.

(a) Each Unrestricted Person shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Member. None of any Group Member, any Member or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement or the relationship established hereby or thereby in any business ventures of any Unrestricted Person.

(b) Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person in accordance with the provisions of this Section 7.3 is hereby approved by the Company and all Members, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Unrestricted Person for the Unrestricted Persons to engage in such business interests and activities in preference to or to the exclusion of the Company Group and (iii) none of the Unrestricted Persons shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to any Group Member. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person. No Unrestricted Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for any Group Member, shall have any duty to communicate or offer such opportunity to any Group Member, any Member or any other Person, and no such Unrestricted Person shall be liable to any Group Member, any Member or any other Person bound by this Agreement for breach of any fiduciary duty or any other obligation by reason of the fact that such Unrestricted Person pursues or acquires for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to any Group Member.

(c) Each Member and each of its Affiliates may acquire additional Membership Interests or other equity interests of any Group Member and shall be entitled to exercise, at its option, all rights relating to such Membership Interests or other equity interests.

Section 7.4 Elimination of Fiduciary Duties; Release and Waiver.

(a) To the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Act, and notwithstanding anything in this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, the parties hereto agree that no Member, Director or Officer shall owe, and each Member hereby waives, any duty (including any fiduciary or other similar duty to the extent that such exists under the Delaware Act or any other applicable law) to any Group Member or any Member (provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing) and, to the fullest extent permitted by law, no Member, Director or Officer shall be obligated to act in the interests of any Group Member or any Member. To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, any Member, Director or Officer, in making any determination or taking or omitting to take any action, shall be entitled to act or omit to act at its own direction, considering only such factors, including the separate interests of any Member or any Affiliate of any Member, that such Member, Director or Officer chooses to consider, and any determination, action or failure to act of any Member, Director or Officer, determined, taken or omitted in good faith reliance on this Section 7.4 shall not, as between the Company Group and any other Member, on the one hand, and such Member, Director or Officer, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable law) on the part of such Member, Director or Officer. To the fullest extent permitted by law, no Member, Director or Officer shall be subject to any other or different duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable law) under this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law or at equity, and the provisions of this Agreement shall be deemed to have replaced any such other duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable law) otherwise existing at law or in equity.

(b) The Company (on its own behalf and on behalf of each other Group Member) and each Member hereby agree that any claims against, actions, rights to sue, other remedies or other recourse to or against any Member, Director or Officer, or any Affiliate of any Member, for or in connection with any such decision or determination made by such Member, Director or Officer in accordance with this Agreement, whether arising in common law or equity or created by rule of law, contract (including this Agreement) or otherwise, are, in each case, expressly released and waived by the Company (on its own behalf and on behalf of each other Group Member) and each Member, to the fullest extent permitted by law, as a condition of, and as part of the consideration for, the execution of this Agreement and the incurring of the obligations provided in this Agreement; provided, however, that nothing contained herein shall release or otherwise prevent any Member from asserting a claim against any Member, Director or Officer to the extent such claim is not waivable under the Delaware Act or applicable law.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Returns and Tax Characterization.

(a) The Board of Directors shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making all elections on such tax returns. The Company shall bear the costs of the preparation and filing of its returns.

(b) The Company and the Members acknowledge that for federal income tax purposes, the Company will be disregarded as an entity separate from the Member pursuant to Treasury Regulation §301.7701-3 as long as all of the Membership Interests in the Company are owned by DCP Midstream.

ARTICLE IX

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

Section 9.1 Maintenance of Books.

(a) The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records that are required to be maintained by applicable law.

(b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with United States generally accepted accounting principles, consistently applied.

Section 9.2 Reports. The Board of Directors shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

Section 9.3 Bank Accounts. The treasurer of the Company or such other Officer as may be designated by the Board of Directors shall have the custody of the Company’s funds and securities and shall keep, or cause to be kept, full and accurate accounts of receipts and disbursements and shall deposit, or cause to be deposited, all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The signature of at least two different persons, one of whom must be an Officer and the other of whom may be either an Officer or another duly authorized representative of the Company designated by the Board of Directors, shall be required to open a bank or securities account.

ARTICLE X

DISSOLUTION, WINDING-UP AND TERMINATION

Section 10.1 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i) the unanimous consent of the Members;

(ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act; and

(iii) at any time there are no Members, unless the Company is continued in accordance with the Delaware Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member, effective as of the occurrence of the event that terminated the continued membership of such Member.

(d) Notwithstanding any other provision of this Agreement, a Member shall not cease to be a Member as a result of the bankruptcy of such Member or as a result of any of the other events specified in Section 18-304 of the Delaware Act, and the Company shall continue without dissolution upon the occurrence of any such event.

Section 10.2 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Board of Directors shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Directors. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash reserve for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Members as follows: (A) the liquidator may sell any or all Company property, including to Members; and (B) Company property (including cash) shall be distributed to the Members in proportion to their respective Percentage Interests.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Delaware Act. No Member shall be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 10.2.

(c) On completion of such final distribution, the liquidator shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by certified mail or a nationally recognized overnight courier (return receipt requested) or (c) on the date sent by e-mail (upon confirmation of transmission) if sent during normal business hours of the recipient or on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the appropriate party at the following addresses or e-mail addresses (or at such other address or e-mail address for such party as shall be specified for such purpose in a notice given in accordance with this Section 11.1):

If to the Company:

DCP Midstream GP, LLC

c/o Phillips 66 Company

2331 CityWest Blvd.

Houston, Texas 77042

Attention: William L. Johnson

Email: bill.johnson@p66.com

With a copy to:

Phillips 66 Company

2331 CityWest Blvd.

Houston, Texas 77042

Attention: Jenarae N. Garland

Email: jenarae.n.garland@p66.com

If to any Member, to the address or e-mail address of such Member as set forth in the Member Register.

Section 11.2 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Members relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.

Section 11.3 Effect of Waiver or Consent. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 11.4 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Members and expressly identified as an amendment; provided, however, that any update to the Member Register in accordance with this Agreement shall not constitute an amendment to this Agreement.

Section 11.5 Binding Effect. This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

Section 11.6 Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except that any Indemnitee shall be entitled to assert rights and remedies hereunder as an intended third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

Section 11.7 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Organizational Certificate or (b) any mandatory, non-waivable provision of the Delaware Act, such provision of the Organizational Certificate or the Delaware Act shall control. If any provision of the Delaware Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

Section 11.8 Venue. Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery lacks jurisdiction, any other state court in the State of Delaware). Each party hereto unconditionally and irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent the Court of Chancery lacks jurisdiction, any other state court in the State of Delaware) with respect to any such claim, suit, action or proceeding and, to the fullest extent permitted by law, waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in the Court of Chancery (or other state court) of the State of Delaware.

Section 11.9 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 11.10 Offset. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.

Section 11.11 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. Any counterpart to this Agreement delivered by facsimile, email or other similar means of electronic transmission, including via DocuSign or otherwise, shall have the same legal effect as delivery of an original signed counterpart.

Section 11.12 Facsimile and Electronic Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or other similar electronic format is expressly permitted by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, DCP Midstream has executed this Agreement as the sole Member as of the date first set forth above.

DCP MIDSTREAM, LLC

By:	Phillips Gas Company LLC,
its Class A Managing Member

By:	/s/ Kevin J. Mitchell
Name:	Kevin J. Mitchell
Title:	President

Signature Page to the Second Amended and Restated Limited Liability Company Agreement of

DCP Midstream GP, LLC

EXHIBIT A

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of DCP Midstream GP, LLC, as the same may be amended, modified, supplemented or restated from time to time.

“Board of Directors” has the meaning set forth in Section 6.1.

“Capital Contribution” means, with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include any Capital Contribution of its predecessors in interest.

“Company” means DCP Midstream GP, LLC, a Delaware limited liability company.

“Company Group” means the Company, the General Partner, the Partnership and each Subsidiary of the Partnership.

“DCP Midstream” has the meaning set forth in the preamble to this Agreement.

“Delaware Act” means the Delaware Limited Liability Company Act, 6. Del. C. § 18-101, et seq., as amended from time to time, and any corresponding provisions of succeeding law.

“Director” means a member of the Board of Directors appointed as provided in Article VI, in such person’s capacity as a member of the Board of Directors.

“Dissolution Event” has the meaning set forth in Section 10.1(a)

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“First Amended and Restated Agreement” has the meaning set forth in the recitals to this Agreement.

“General Partner” means DCP Midstream GP, LP, a Delaware limited partnership, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership.

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member that is a limited or general partnership, the limited liability company agreement of any Group Member, other than the Company, that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Indemnitee” means (a) any Person who is or was a Member, (b) any Person who is or was an Affiliate of the Company, (c) any Person who is or was a manager, director, officer, fiduciary or trustee of any Group Member, (d) any Person who is or was serving at the request of the Company or any Affiliate of the Company as a manager, director, officer, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (e) any Person the Board of Directors designate as an “Indemnitee” for purposes of this Agreement.

“Losses” has the meaning set forth in Section 7.1(a).

“Majority Interest” means Membership Interests that, in the aggregate, represent greater than fifty percent (50%) of the Percentage Interests of all Members.

“Member” means DCP Midstream and any other Person hereafter admitted to the Company as a member of the Company as provided in this Agreement, in each case in such Person’s capacity as a member of the Company and for so long as such Person continues to hold a Membership Interest.

“Member Register” has the meaning set forth in Section 3.2.

“Membership Interest” means the limited liability company interest (within the meaning of the Delaware Act) of a Member in the Company, including any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“Officer” means an officer of the Company appointed as provided in Section 6.8, in such person’s capacity as such.

“Organizational Certificate” has the meaning set forth in Section 2.1, as the same may be amended or restated from time to time.

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Partnership” means DCP Midstream, LP, a Delaware limited partnership.

“Percentage Interest” means a Member’s Membership Interest expressed as a percentage as reflected in the Member Register, as the same may be adjusted to reflect (a) the assignment of all or a portion of such Member’s Membership Interest in accordance with this Agreement and (b) the issuance of any additional Membership Interests in accordance with this Agreement; provided, that the total of all Percentage Interests shall always equal 100%.

A-2

“Person” means any natural person, partnership (whether general or limited), limited liability company, governmental entity, trust, estate, association, corporation, venture, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest, (ii) the power to elect, or direct the election of a majority of the directors, managers or other governing body of such Person or (iii) otherwise has the power or authority to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by contract or otherwise.

“Unrestricted Person” means (a) any Indemnitee, (b) any Person who is or was an Affiliate of any Indemnitee, (c) any Person who is or was a member, partner, stockholder, director, manager, officer, employee or agent of any Indemnitee or any Affiliate of any Indemnitee and (d) any Person the Board of Directors designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“Withdraw” means the resignation of a Member from the Company as a Member. Such terms shall not include any assignment of Membership Interests (which are governed by Section 3.7), even though the Member making an assignment may cease to be a Member as a result of such assignment.

A-3

SCHEDULE I

MEMBER REGISTER

(as of October 16, 2023)

Name and Address of Member	Percentage Interest
DCP Midstream, LLC	100% Percentage Interest
c/o Phillips 66 Company
2331 CityWest Boulevard
Houston, Texas 77042
Attention: Kevin J. Mitchell
Email: kevin.mitchell@p66.com

With a copy to:

Phillips 66 Company
2331 CityWest Boulevard
Houston, Texas 77042
Attention: Jenarae N. Garland
Email: jenarae.n.garland@p66.com

Total	100%